Exhibit 99

Family Dollar Reports Second Quarter Earnings

  Earnings Per Diluted Share Increase 33.3% To $0.60
  Management Increases Fiscal 2009 Guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--April 8, 2009--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income per diluted share for the second quarter of fiscal 2009 ended February 28,2009, increased 33.3% to $0.60 per diluted share compared with $0.45 per diluted share in the second quarter of fiscal 2008 ended March 1, 2008. Net income for the second quarter increased 32.9% to $84.1 million compared with net income of $63.3 million for the second quarter of fiscal 2008.

“In today’s challenging economic environment, families of all incomes are looking for ways to save money. Our strategy of providing both value and convenience continues to resonate well with consumers, and, as a result, we continue to capture more shopping trips and gain market share,” said Howard R. Levine, Chairman and Chief Executive Officer.

“While the current environment has resulted in more budget-minded consumers, our strong performance is also the result of significant investments we have made to enhance the Family Dollar shopping experience. Our multi-year focus on building and retaining great employee teams, improving merchandise quality, and enhancing the shopability of our stores has positioned us well to serve our core customers better while also satisfying new customers who may be visiting our stores for the first time,” continued Levine. “We have made significant progress to improve our relevancy to the customer, and we will continue to invest to make Family Dollar a more compelling place to shop, work and invest.”

As previously reported, sales for the second quarter of fiscal 2009 were approximately $1.992 billion, or 8.7% above sales of approximately $1.833 billion in the second quarter of fiscal 2008. Comparable store sales increased 6.4%. The increase in comparable store sales was a result of increased customer traffic, as measured by the number of register transactions, and an increase in the value of the average customer transaction. Sales in the second quarter of fiscal 2009 were strongest in the Consumables category.

The gross profit margin, as a percentage of sales, was 33.7% in the second quarter of fiscal 2009 compared to 32.7% in the second quarter of fiscal 2008. The improvement in gross profit, as a percentage of sales, was a result of lower seasonal markdowns, lower inventory shrinkage, lower freight expense, and higher purchase mark-ups which more than offset stronger sales of lower-margin consumable merchandise.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 27.0% in the second quarter of fiscal 2009 compared with 27.4% in the second quarter of fiscal 2008. Most expenses, including occupancy and payroll costs, were leveraged during the quarter as a result of a strong comparable store sales increase and continued expense management. These improvements offset higher incentive compensation and higher insurance expense.

The Company’s inventories at February 28, 2009, were $1.035 billion, or 3.7% more than inventories of $0.998 billion at March 1, 2008. Inventory per store increased 1.6%. Reflecting increased customer demand, inventory of consumable merchandise was higher, offsetting lower inventory in more discretionary categories.

Outlook

For the fiscal year ending August 29, 2009, the Company expects net sales will increase between 5% and 7% and expects comparable store sales will increase between 3% and 5%. The Company expects earnings per diluted share will be between $1.90 and $2.00 in fiscal 2009 as compared with $1.66 in fiscal 2008.

For the third quarter of fiscal 2009 ending May 30, 2009, the Company expects net sales will increase between 7% and 9% and expects comparable store sales will increase 5% to 7%. The Company expects earnings per diluted share will be between $0.54 and $0.58 as compared with $0.46 in the third quarter of fiscal 2008.

Cautionary Statements

Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

  general economic conditions that could impact consumer spending, including the impact of programs adopted by the federal government to stabilize and support the U.S. economy;
  economic conditions, including inflation and energy prices, that could affect our profitability;
  competitive factors that could limit our sales, growth or profitability;
  fluctuations in comparable store sales and the success of our new store opening program;
  failure of existing or new technology to provide anticipated benefits;
  unusual weather, natural disaster, pandemic outbreaks, political events, war or acts of terrorism;
  our ability to select, obtain and market merchandise attractive to our customers at prices that allow us to profitably sell such merchandise;
  operational difficulties;
  our ability to operate distribution facilities;
  changes in regulations;
  changes in legal, regulatory or accounting guidance that could adversely affect our financial performance;
  higher costs or failure to achieve targeted results associated with the implementation of new programs or initiatives;
  adverse impacts associated with legal proceedings;
  our ability to attract and retain employees; and
  risks associated with our investment of funds in auction rate securities.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements” or “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Second Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today at 10:00 A.M. EDT to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. EDT, today, April 8, 2009.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Second Quarter Ended
	February 28, 2009		March 1, 2008	% of Net Sales
(in thousands, except per share amounts)		% of Net Sales

Net sales	$1,992,260	100.0%	$1,832,611	100.0%

Cost of sales	1,320,956	66.3%	1,233,528	67.3%

Gross margin	671,304	33.7%	599,083	32.7%

Selling, general and administrative expenses	537,218	27.0%	502,620	27.4%

Operating profit	134,086	6.7%	96,463	5.3%

Interest income	1,564	0.1%	3,344	0.2%

Interest expense	3,345	0.2%	3,355	0.2%

Income before income taxes	132,305	6.6%	96,452	5.3%

Income taxes	48,165	2.4%	33,149	1.8%

Net income	$84,140	4.2%	$63,303	3.5%

Net income per common share - basic	$0.60		$0.45
Weighted average shares - basic	139,996		140,439

Net income per common share - diluted	$0.60		$0.45
Weighted average shares - diluted	140,456		140,617

Dividends declared per common share	$0.135		$0.125

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the First Half Ended
	February 28, 2009		March 1, 2008
(in thousands, except per share amounts)		% of Net Sales		% of Net Sales

Net sales	$3,746,093	100.0%	$3,515,654	100.0%

Cost of sales	2,460,336	65.7%	2,340,546	66.6%

Gross margin	1,285,757	34.3%	1,175,108	33.4%

Selling, general and administrative expenses	1,059,267	28.3%	993,505	28.3%

Operating profit	226,490	6.0%	181,603	5.1%

Interest income	5,163	0.1%	5,429	0.2%

Interest expense	6,562	0.2%	7,966	0.2%

Income before income taxes	225,091	5.9%	179,066	5.1%

Income taxes	81,662	2.2%	63,817	1.8%

Net income	$143,429	3.7%	$115,249	3.3%

Net income per common share - basic	$1.03		$0.82
Weighted average shares - basic	139,907		140,688

Net income per common share - diluted	$1.02		$0.82
Weighted average shares - diluted	140,346		140,970

Dividends declared per common share	$0.260		$0.240

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	For the First Half Ended
	February 28, 2009	March 1, 2008
(in thousands, except per share and share amounts)
Assets
Current assets:
Cash and cash equivalents	$299,289	$79,944
Investment securities	—	237,025
Merchandise inventories	1,035,196	998,261
Deferred income taxes	96,382	87,859
Income tax refund receivable	—	2,671
Prepayments and other current assets	56,973	61,252
Total current assets	1,487,840	1,467,012

Property and equipment, net	1,049,923	1,045,205
Investment securities	207,842	—
Other assets	23,678	25,731

Total assets	$2,769,283	$2,537,948

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$538,902	$554,905
Accrued liabilities	506,893	483,528
Income taxes	28,239	1,264
Total current liabilities	1,074,034	1,039,697

Long-term debt	250,000	250,000
Deferred income taxes	45,180	42,972
Income taxes	32,328	41,208
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares
	14,454	14,412
Capital in excess of par	178,579	159,032
Retained earnings	1,277,675	1,085,814
Accumulated other comprehensive loss	(10,251)	(2,398)
	1,460,457	1,256,860
Less: common stock held in treasury, at cost	92,716	92,789
Total shareholders' equity	1,367,741	1,164,071

Total liabilities and shareholders' equity	$2,769,283	$2,537,948

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Half Ended
	February 28, 2009	March 1, 2008
(in thousands)
Cash flows from operating activities:
Net income	$143,429	$115,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,736	76,789
Deferred income taxes	(11,134)	(23,425)
Stock-based compensation	6,087	5,240
Loss on disposition of property and equipment	5,955	2,753
Changes in operating assets and liabilities:
Merchandise inventories	(2,511)	67,637
Income tax refund receivable	7,007	41,723
Prepayments and other current assets	1,209	(8,547)
Other assets	650	771
Accounts payable and accrued liabilities	4,080	(48,996)
Income taxes	21,021	45,429
	253,529	274,623
Cash flows from investing activities:
Purchases of investment securities	—	(1,071,270)
Sales of investment securities	5,600	1,027,865
Capital expenditures	(61,788)	(64,414)
Proceeds from dispositions of property and equipment	57	345
	(56,131)	(107,474)
Cash flows from financing activities:
Revolving credit facility borrowings	—	557,300
Repayment of revolving credit facility borrowings	—	(557,300)
Payment of debt issuance costs	(624)	(304)
Repurchases of common stock	—	(97,674)
Changes in cash overdrafts	(27,256)	(44,002)
Proceeds from the exercise of stock options	6,222	81
Payment of dividends	(34,953)	(32,482)
	(56,611)	(174,381)

Net change in cash and cash equivalents	140,787	(7,232)
Cash and cash equivalents at beginning of period	158,502	87,176
Cash and cash equivalents at end of period	$299,289	$79,944

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES Selected Additional Information

NET SALES BY DIVISION:
	For the Second Quarter Ended
	February 28, 2009	March 1, 2008	% Change
(in thousands)
Consumables	$1,209,453	$1,049,620	15.2%
Home products	300,602	296,337	1.4%
Apparel and accessories	214,882	239,089	-10.1%
Seasonal and electronics	267,323	247,565	8.0%
TOTAL	$1,992,260	$1,832,611	8.7%

	For the First Half Ended
	February 28, 2009	March 1, 2008	% Change
(in thousands)
Consumables	$2,364,508	$2,072,895	14.1%
Home products	534,194	544,990	-2.0%
Apparel and accessories	400,981	455,557	-12.0%
Seasonal and electronics	446,410	442,212	0.9%
TOTAL	$3,746,093	$3,515,654	6.6%

STORES IN OPERATION:
	For the First Half Ended
	February 28, 2009	March 1, 2008

Beginning Store Count	6,571	6,430
New Store Openings	122	123
Store Closings	(50)	(44)
Ending Store Count	6,643	6,509
Total Square Footage (000s)	56,511	55,359
Total Selling Square Footage (000s)	47,016	46,018

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com